F O R M 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

         Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

[] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).


1.       Name and Address of Reporting Person*

                  Philip Barrett
                  3223 Deer Run Avenue South
                  Salem, Oregon  97302

2.       Issuer Name and Ticker or Trading Symbol

                  Omnis Technology Corporation (f/k/a Blyth Holdings, Inc.)

3.       IRS Identification Number of Reporting Person, if an entity
(Voluntary)

                  n/a

4.       Statement for Month/Year

                  March 1999

5.       If Amendment, Date of Original (Month/Year)


6.       Relationship of Reporting Person to Issuer
         (Check all applicable)

         [x]      Director                            [x]      10% Owner
         [ ]      Officer (give title below)          [ ]      Other (specify
                                                               below)

7.       Individual or Joint/Group Filing
         (Check applicable line)

         [X]      Form filed by one Reporting Person
         [ ]      Form filed by more than one Reporting Person


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*If the Form is filed by more than one Reporting Person, see Instruction
4(b)(v).



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Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially
           Owned

1.       Title of Security (Instr. 3)

                  Common Stock, $.10 par value

2.       Transaction Date (Month/Day/Year)

                  03/31/99

3.       Transaction Code (Instr. 8)

                  Code              P
                  V

4.       Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

                  Amount            1,650,000 shares
                  (A) or (D)        (A)
                  Price             $0.25/share

5.       Amount of Securities Beneficially Owned at End of Month
         (Instr. 3 and 4)

                  1,650,000

6.       Ownership Form: Direct (D) or Indirect (I) (Instr. 4)

                  I

7.       Nature of Indirect Beneficial Ownership
         (Instr. 4)

                  by Philip and Debra Barrett Charitable Trust


           Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.       Title of Derivative Security (Instr. 3)


2.       Conversion or Exercise Price of Derivative Security


3.       Transaction Date (Month/Day/Year)


4.       Transaction Code (Instr. 8)


5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

6.       Date Exercisable and Expiration Date (Month/Day/Year)


7.       Title and Amount of Underlying Securities (Instr. 3 and 4)


8.       Price of Derivative Security (Instr. 5)


9.       Number of Derivative Securities Beneficially Owned at
         End of Month (Instr. 4)


10.      Ownership Form of Derivative Security: Direct (D) or Indirect (I)
         (Instr. 4)


11.      Nature of Indirect Beneficial Ownership (Instr. 4)


Explanation of Responses:



                                    /s/ Philip Barrett                  4/12/99
                                    --------------------------------    -------
                                    ** Signature of Reporting Person     Date
                                    Philip Barrett


**Intentional misstatements or omissions of facts constitute Federal Crimina Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential person who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.